Filed Pursuant to Rule 424(b)(3)
Registration Number 333-138729

LEV PHARMACEUTICALS CORP.

Prospectus Supplement Dated December 19, 2007
To
Prospectus Dated September 5, 2007

SELLING SECURITY HOLDERS

This document supplements and amends the prospectus dated September 5, 2007 (the “prospectus”) relating to the resale of 44,190,558 shares of our common stock, including 11,914,365 shares of our common stock issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any prior amendments and supplements. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

The information in this prospectus supplement is presented as of December 18, 2007 and amends the information set forth under the heading “Selling Stockholders” appearing on pages 25 - 28 of the prospectus, including any amendments or supplements thereto, to reflect the transfer of warrants to purchase 698,538 shares of common stock by Rodman & Renshaw, LLC to Alexandra Global Master Fund, Ltd. This information was provided by or on behalf of the selling security holders. The following table sets forth as to the selling security holders listed below:

$	the number of shares of our common stock that the selling security holder beneficially owned prior to offering for resale of any shares of our common stock listed herein;

$	the number of shares of our common stock that may be offered for resale for the selling security holder’s accounts under this prospectus; and

$
the number and percent of shares of our common stock to be held by the selling security holder after the offering of the shares registered hereunder, assuming all of such shares are sold by the selling security holder and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares.

Because the selling security holders may sell all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling security holders after the offering can be provided. The selling security holders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended or the Securities Act, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling security holders may change over time. The following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold. Except as noted, none of the selling security holders have had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. We will not receive any proceeds from the resale of the shares of common stock by the selling security holders. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash. See “Plan of Distribution.”

Selling Stockholder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Being Offered Underlying Warrants	After Offering
				Number of Shares Beneficially Owned	Percentage of Class(1)

Alexandra Global Master Fund, Ltd. (2)	11,528,430	6,617,308	2,683,730	2,227,392	1.6%

Rodman & Renshaw, LLC (3)	1,000,000	0	1,000,000	0	0
______________________________
* Less than 1%.
(1) Percentage based on 137,750,199 shares outstanding as of December 18, 2007.
(2) Alexandra Investment Management, LLC, a Delaware limited liability company (“AIM”), serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company (“Alexandra”). By reason of such relationship, AIM may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. AIM disclaims beneficial ownership of such shares of common stock. Mr. Mikhail A. Filimonov (“Filimonov”) is the Chairman, Chief Executive Officer, Chief Investment Officer and a managing member of AIM. By reason of such relationships, Filimonov may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra. Filimonov disclaims beneficial ownership of such shares of common stock.
(3) Thomas G. Pinou holds voting and/or dispositive power over the shares held by the selling stockholder. Rodman & Renshaw, LLC is a NASD member broker-dealer. We do not have any arrangement with Rodman & Renshaw for it to act as a broker-dealer for the sale of the shares included herein for the selling stockholders. Rodman & Renshaw may be deemed to be an underwriter with respect to its respective sales of shares to be offered by them in this prospectus. Rodman & Renshaw served as placement agent in connection with our private financing in October 2006 pursuant to which the registration statement of which this prospectus forms a part is being filed. Listed shares consist of warrants to purchase 1,000,000 shares of common stock issued as compensation for services provided to us in connection with a private placement consummated in October 2006.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 8 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 19, 2007.